MFA MORTGAGE INVESTMENTS, INC. 350 Park Avenue New York, New York 10022

PRESS RELEASE		FOR IMMEDIATE RELEASE

July 28, 2005		NEW YORK METRO

CONTACT:	MFA Investor Relations	NYSE: MFA
800-892-7547
www.mfa-reit.com

MFA Mortgage Investments, Inc.
Announces Second Quarter 2005 Earnings Per Common Share of $0.12

     MFA Mortgage Investments, Inc. (NYSE:MFA) today reported net income of $12.2 million, or $0.12 per share of common stock, for the second quarter ended June 30, 2005. On July 1, 2005, MFA announced its second quarter dividend of $0.125 per share of common stock. The dividend will be paid on July 29, 2005 to stockholders of record as of July 12, 2005.

     Stewart Zimmerman, MFA’s Chairman of the Board, Chief Executive Officer and President, said, “In line with our previous guidance, recent and anticipated increases in the fed funds rate are expected to increase the cost of MFA’s liabilities at a more rapid pace than the yield on its assets, leading to a further narrowing of spreads in the second half of 2005. We anticipate that spreads should rebound after this cycle of fed funds rate increases ends. In addition, due to the flattening yield curve and the availability of lower monthly payment interest-only mortgages, MFA’s prepayment rates are expected to remain at elevated levels in the third quarter further impacting already narrowed spreads.”

     Mr. Zimmerman continued, “MFA continues to focus on high quality, higher coupon hybrid and adjustable-rate MBS assets. MFA does not purchase fixed-rate assets and typically utilizes less leverage than comparable companies. At June 30, 2005, approximately 99% of MFA’s assets consisted of MBS issued or guaranteed by an agency of the U.S. government or a federally chartered corporation, other MBS rated “AAA” by Standard & Poor’s Corporation, MBS-related receivables and cash. In addition, over 99% of the MBS in MFA’s portfolio are adjustable-rate and hybrids, which have an initial fixed interest rate for a specified period of time and, thereafter, generally reset annually. The average coupon on MFA’s adjustable-rate and hybrid MBS was 4.51% as of June 30, 2005. Approximately 73% of the MBS in MFA’s portfolio have interest rates which contractually reprice over the next 36 months. We believe that avoiding significant holdings of fixed rate MBS reduces our exposure to interest rate risk.”

     Mr. Zimmerman added, “We were pleased to announce that in June and July of 2005 Adjustable Rate MBS Trust (TSX:ADJ.UN), a newly-formed Canadian investment trust (the “Fund”), completed its initial public offering of 5,360,000 trust units in Canada, raising CDN$134 million. The Fund will obtain exposure to the performance of a portfolio, primarily consisting of adjustable-rate and hybrid MBS, managed by MFA Spartan II, LLC, a wholly-owned subsidiary of MFA. We continue to explore complimentary business strategies and initiatives including the expansion of and/or acquisitions to our asset management platform.”

     During the second quarter of 2005, the gross yield on MFA’s interest-earning assets was approximately 4.47%, while the net yield on interest-earning assets was reduced to 3.45%, primarily due to the cost of premium amortization on MFA’s MBS portfolio. The portfolio spread, which is the difference between MFA’s interest-earning asset portfolio net yield of 3.45% and its 2.96% cost of funds, was 0.49% for the second quarter of 2005. MFA’s assets are primarily indexed to one-year Treasury rates and one-year LIBOR and, in the current low interest rate environment, MFA’s return on average common equity for the second quarter of 2005 was 6.62%. As of June 30, 2005, book value per share of common stock was $7.60. The book value has since been reduced by the $0.125 dividend declared on July 1, 2005 and by a decrease in the value of MFA’s portfolio due to rising interest rates in the month of July to date.

     MFA primarily invests in adjustable-rate and hybrid MBS (collectively, “ARM-MBS”). Due to the fact that MFA’s assets have interest rates that generally reset annually after their initial fixed terms, the coupon received on these assets will adjust over time as interest rates change. In addition, ARM-MBS are expected to prepay over time at a higher rate than fixed-rate MBS. We believe that homeowners with adjustable-rate and hybrid mortgages are generally self-selected borrowers with shorter time horizons who are expected to exhibit more rapid housing turnover levels. In addition, we believe that prepayments on ARM-MBS accelerate significantly as the coupon reset date approaches. The prepayment speed on MFA’s MBS portfolio averaged 29.1% Constant Prepayment Rate (“CPR”) during the second quarter of 2005.

     MFA takes into account both coupon resets and expected prepayments when measuring sensitivity of its ARM-MBS portfolio to changing interest rates. In measuring its assets-to-borrowing repricing gap (the “Repricing Gap”), MFA measures the difference between: (a) the weighted average months until coupon adjustment or projected prepayment on its ARM-MBS portfolio; and (b) the months remaining on its repurchase agreements applying the same projected prepayment rate and including the impact of interest rate swap agreements. Assuming prepayments were 25% CPR, the weighted average time to repricing or assumed prepayment for MFA’s ARM-MBS portfolio, as of June 30, 2005, was approximately 17.1 months and the average term remaining on its repurchase agreements, including the impact of interest rate swaps, was approximately 7.1 months, resulting in a Repricing Gap of approximately 10.0 months.

     MFA finances the acquisition of its MBS primarily through borrowing in the form of repurchase agreements. At June 30, 2005, MFA’s debt-to-equity ratio was approximately 8.8x while its assets-to-equity ratio was approximately 9.9x.

     MFA seeks to generate income from investment on a leveraged basis in high-quality ARM-MBS and other assets. At June 30, 2005, MFA’s assets totaled approximately $7.1 billion.

     Stockholders interested in participating in MFA’s Discount Waiver, Direct Stock Purchase and Dividend Reinvestment Plan (the “Plan”) or receiving a Plan prospectus may do so by contacting Mellon Investor Services, the Plan administrator, at 1-866-249-2610 (toll free). For more information about the Plan, interested stockholders may also go to the website established for the Plan at http://www.melloninvestor.com or visit MFA’s website at http://www.mfa-reit.com.

     The Company will hold a conference call on Thursday, July 28, 2005 at 10:00 AM (New York City time), to discuss its second quarter 2005 financial results. The number to dial in order to listen to the conference call is (866) 804-3546 in the U.S. and Canada. International callers must dial (703) 639-1327. The replay will be available through Thursday, August 4, 2005, at 11:59 PM and can be accessed by dialing (800) 475-6701 in the U.S. and Canada or (320) 365-3844 internationally and entering access code: 791095. The conference call will be webcast over the internet and can be accessed at http://www.mfa-reit.com on our Investor Relations page or http://www.ccbn.com. To listen to the call, go to the website at least 15 minutes before the call to register, download and install any needed audio software.

When used in this press release or other written or oral communications, statements which are not historical in nature, including those containing words such as “anticipate,” “estimate,” “should,” “expect,” “believe,” “intend” and similar expressions, are intended to identify “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and, as such, may involve known and unknown risks, uncertainties and assumptions. These forward-looking statements are subject to various risks and uncertainties, including, but not limited to, those relating to: changes in interest rates and the market value of MFA’s MBS; changes in the prepayment rates on the mortgage loans securing MFA’s MBS; MFA’s ability to use borrowings to finance its assets; changes in government regulations affecting MFA’s business; MFA’s ability to maintain its qualification as a REIT for federal income tax purposes; and risks associated with investing in real estate assets, including changes in business conditions and the general economy. These and other risks, uncertainties and factors, including those described in reports that MFA files from time to time with the SEC, could cause MFA’s actual results to differ materially from those projected in any forward-looking statements it makes. All forward-looking statements speak only as of the date they are made and MFA does not undertake, and specifically disclaims, any obligation to update or revise any forward-looking statements to reflect events or circumstances occurring after the date of such statements.

MFA MORTGAGE INVESTMENTS, INC.
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(In Thousands, Except Per Share Amounts)	June 30, 2005	December 31, 2004

	(Unaudited)
Assets:
Mortgage-backed securities	$6,965,861	$6,777,574
Cash and cash equivalents	91,982	68,341
Accrued interest receivable	27,864	26,428
Interest rate cap agreements	1,144	1,245
Swap agreements	1,878	321
Real estate investments	29,724	30,017
Goodwill	7,189	7,189
Receivable under Discount Waiver, Direct Stock Purchase and
Dividend Reinvestment Plan	–	985
Prepaid and other assets	1,866	1,584

	$7,127,508	$6,913,684

Liabilities:
Repurchase agreements	$6,323,743	$6,113,032
Accrued interest payable	54,609	28,351
Mortgages payable on real estate	22,652	22,686
Dividends payable	–	18,170
Accrued expenses and other liabilities	4,761	2,611

	6,405,765	6,184,850

Stockholders' Equity:
Preferred stock, $.01 par value; series A 8.50% cumulative redeemable;
5,000 shares authorized; 3,840 shares issued and outstanding at June
30, 2005 and December 31, 2004 ($96,000 aggregate liquidation
preference)	38	38
Common stock, $.01 par value; 370,000 shares authorized;
82,385 and 82,017 shares issued and outstanding at June 30, 2005
and December 31, 2004, respectively	824	820
Additional paid-in capital	783,652	780,406
Accumulated deficit	(5,325)	(17,330)
Accumulated other comprehensive loss	(57,446)	(35,100)

	721,743	728,834

	$7,127,508	$6,913,684

MFA MORTGAGE INVESTMENTS, INC.
CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended June 30,		Six Months Ended June 30,

	2005	2004	2005	2004

(In Thousands, Except Per Share Amounts)		(Unaudited)

Interest Income:
MBS income	$60,752	$38,678	$121,694	$78,744
Interest income on cash investments	390	171	687	338

Total Interest Income	61,142	38,849	122,381	79,082

Interest Expense	46,508	18,952	86,274	35,093

Net Interest Income	14,634	19,897	36,107	43,989

Other Income:
Revenue from operations of real estate	1,017	1,035	2,050	2,037
Miscellaneous other income	20	12	32	174

Total Other Income	1,037	1,047	2,082	2,211

Operating and Other Expense:
Compensation and benefits	1,498	1,352	3,053	2,819
Real estate operating expense	674	708	1,373	1,417
Mortgage interest on real estate	413	421	837	847
Other general and administrative expense	927	763	1,886	1,512

Total Operating and Other Expense	3,512	3,244	7,149	6,595

Net Income	$12,159	$17,700	$31,040	$39,605

Less: Preferred Stock Dividends	2,040	756	4,080	756

Net Income Available to Common Stockholders	$10,119	$16,944	$26,960	$38,849

Earnings Per Share of Common Stock:
Earnings per share – basic	$0.12	$0.22	$0.33	$0.54
Weighted average shares outstanding – basic	82,385	76,214	82,315	72,562

Earnings per share – diluted	$0.12	$0.22	$0.33	$0.53
Weighted average shares outstanding – diluted	82,418	76,260	82,352	72,625